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                                ESCROW AGREEMENT
                                ----------------


         ESCROW AGREEMENT, dated this _____ day of __________, 1999, by and between CNBC BANCORP, an Ohio corporation ("CNBC"), and THE DELAWARE COUNTY BANK AND TRUST COMPANY (the "Escrow Agent").

                                   WITNESSETH:
                                   -----------

         WHEREAS, CNBC proposes to offer a maximum of 165,000 shares of its no par value common stock for sale and issuance to investors at a price of $30.00 per share to be sold in minimum lots of 100 shares as set forth in the terms of the common stock subscription agreement dated the _____ day of __________, 1999 (the "Offering"); and

         WHEREAS, until the Offering is completed or terminated, CNBC desires to place all proceeds from the sale of such shares in escrow with Escrow Agent;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. CNBC hereby appoints The Delaware County Bank and Trust Company as Escrow Agent to hold certain funds deposited on behalf of CNBC with the Escrow Agent in escrow pursuant to the terms of this Agreement.

         2. Escrow Agent shall establish an interest-bearing account or a money market account with Federated Investors through its trust department entitled CNBC Bancorp, Escrow Account. CNBC has reviewed the Federated Investors money market fund and the prospectus relating thereto and certifies that it is a permissible investment under the appropriate SEC rules. Interest will be paid on the escrow funds based on the average monthly interest paid to the Escrow Agent by Federated Investors. Interest will be computed from the time the escrow funds are placed in escrow until said funds are disbursed pursuant to this Agreement.

         3. CNBC shall deliver all monies received for the payment of shares purchased in connection with the Offering to the Escrow Agent for deposit into the Escrow Account, together with a written account of each sale, which account shall set forth the purchaser's name, address and social security number, the number of shares purchased, the amount paid for such shares, and whether the consideration received was in the form of a check, draft or money order. CNBC shall instruct purchasers to make checks for the shares purchased payable to the order of the Escrow Agent. Any checks received which are made payable to any party other than the Escrow Agent shall be returned to the purchaser who submitted the check and not accepted.

         4. The escrow period shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:
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                  (a) A date ninety (90) days from the date the Offering
initially commences, said date to be the _____ day of __________, 1999;

                  (b) A date thirty (30) days from the original ninety-day period, if extended by CNBC at its discretion, i.e., one hundred twenty (120) days from the date the Offering initially commences; or

                  (c) A date prior to either of the above dates if elected by CNBC to terminate said Offering.

During the escrow period, CNBC is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited into the Escrow Account shall become the property of CNBC, or any other entity, or be subject to the debts of CNBC.

         5. At the close of the Offering period, whether that be 90 days after the initial Offering commences, 120 days after the initial Offering commences, or upon early termination by CNBC, whichever occurs first, Escrow Agent shall deliver to CNBC those funds in the Escrow Account relating to applications accepted by CNBC. Escrow Agent shall refund to each subscriber, together with interest upon said amount, all funds rejected by CNBC. The acceptance or rejection of subscribers' funds shall be made solely by CNBC, and Escrow Agent shall act in accordance with the instructions of CNBC with regard to the disbursement of said funds. Only in the event the entire Offering is terminated shall all funds be refunded to subscribers.

         6. The Escrow Agent is hereby authorized to forward each check for collection and, upon collection of the proceeds of each check, deposit the collected proceeds into the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid.

         Any check returned unpaid to the Escrow Agent shall be returned to the purchaser that submitted the check. In such case, the Escrow Agent shall promptly notify CNBC of such return.

         If CNBC rejects any purchase by a purchaser for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected purchaser. If CNBC rejects any purchase by a purchaser for which the Escrow Agent has not yet collected funds but has submitted the purchaser's check for collection, the Escrow Agent shall promptly remit the purchaser's check directly to the purchaser. The Escrow Agent's obligations under this Section 6 to return funds and/or checks to purchasers shall not commence until the Escrow Agent has received proper instructions and the necessary information from CNBC.

         7. For its services hereunder, the Escrow Agent shall receive a fee from CNBC of _____________________________ Dollars ($__________) payable upon execution of this Agreement and the balance to be payable at the termination of the Offering, plus all out-of-pocket expenses for postage and preparation of 1099s.


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         8.       The Escrow Agent shall not:

                  (a) Incur any liability whatsoever except for willful misconduct or gross negligence so long as the Escrow Agent shall have acted in good faith; or

                  (b) Have any obligation in respect of the escrow funds, other than to faithfully follow the provisions of the Agreement; or

                  (c) Be required to defend any legal proceedings which may be instituted against it in respect of this Agreement unless indemnified to the satisfaction of the Escrow Agent against the costs and expenses of such defense, including reasonable fees of legal counsel; or

                  (d) Be required to institute legal proceedings of any kind. In the event that any legal action is instituted against the Escrow Agent in its capacity as Escrow Agent, the Escrow Agent may interplead CNBC in such action and may deposit with the Court in which such action is pending the escrow funds which are the subject of such action, and, in such event, the Escrow Agent shall thereupon be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement in respect to such funds so deposited with said Court; or

                  (e) Be required to be familiar with the provisions of any other instruments or agreement shall as offering circulars or subscription agreements, and shall not be responsible for any representations, warranties or covenants in any other instruments or agreements.

         9. Miscellaneous provisions:

                  (a) All notices, requests, instructions or other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given if delivered by hand, or mailed by certified mail, postage prepaid, to each party as follows:

                           CNBC Bancorp
                           Attention:  John Romelfanger, CFO
                           100 E. Wilson Bridge Road
                           Worthington, Ohio  43085

                           The Delaware County Bank and Trust Company
                           Attention:  Thomas R. Whitney
                           P.O. Box 1039
                           Delaware, Ohio  43015

Any party to this Agreement may, by notice given to the party, in accordance with this Section 9, designate a new address for giving of notice, requests, instructions or other communications to such designating party. Anything contained in this Section 9 or elsewhere




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to the contrary notwithstanding, notice of any action may be given to any party hereto by mailing a copy of said notice by certified mail, postage prepaid, to the last known address of such party, and any notice so given shall be deemed to have been duly given when deposited in the mail.

                  (b) This Agreement may be amended from time to time by any agreement in writing executed by all of the parties hereto, but no such amendment shall materially alter or change the substance or effect of this Agreement nor be prohibited by law.

                  (c) This Agreement shall be construed and interpreted under and governed and enforced in accordance with the laws of the State of Ohio.

                  (d) This Agreement shall inure to the benefit of and be binding upon the representatives, successors and assigns of each of the parties hereto.

                  (e) This Agreement may be executed in one or more counterparts, all of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute a single instrument.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                       CNBC BANCORP


____________________________           By _________________________________
Witness
                                       Title:______________________________


                                       THE DELAWARE COUNTY BANK
                                          AND TRUST COMPANY


_____________________________          By: ________________________________
Witness
                                       Title:______________________________



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